SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2002

U.S. XPRESS ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-24806	62-1378182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4080 Jenkins Road, Chattanooga, Tennessee	37421
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (423) 510-3000

Item 9. Regulation FD Disclosure.

On November 4, 2002, U.S. Xpress Enterprises, Inc. issued the following Press Release:

U.S. Xpress Enterprises’ Chief Operating Officer Resigns to Pursue Other Interests
November 04, 2002 07:45:00 AM ET

CHATTANOOGA, Tenn.—Nov. 4, 2002—U.S. Xpress Enterprises, Inc. (Nasdaq/NM:XPRSA) today announced that Cort J. Dondero, the Company’s Executive Vice President and Chief Operating Officer, has resigned to pursue other interests. Mr. Dondero had been with the Company since June 2000. Max Fuller, Co-Chairman, will assume the added title of Chief Operating Officer.

Commenting on the announcement, Max Fuller, Co-Chairman, stated, “We wish Cort well in his future endeavors and look forward to building on the trend of year over year improvements in revenues and operating income we have generated through the first nine months of 2002. With the management team we have in place, we believe we are well positioned to deliver improved earnings performance to our shareholders.”

U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload sector. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. CSI/Crown, Inc., a wholly owned subsidiary, is the leading provider of transportation, warehousing and distribution services to the floor coverings industry. Dedicated Xpress Services, a division of CSI/Crown, provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. CSI/Crown also provides distribution-related services to a number of other industries, including retail, automotive and building materials. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics company.

This press release contains certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recession or downturns in customers’ business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates, the availability of adequate sources of financing and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the company in this press release and in the company’s periodic reports on forms 10-K and 10-Q.

Contact Information:
U.S. Xpress Enterprises, Inc., Chattanooga
Ray Harlin, 423/510-3323

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2002	U.S. XPRESS ENTERPRISES, INC. By: /s/ Patrick E. Quinn Patrick E. Quinn President

By: /s/ Ray M. Harlin Ray M. Harlin Principal Financial Officer